EXHIBIT 99.1

Urstadt Biddle Properties Inc. Announces Redemption of 6.75% Series G Cumulative Redeemable Preferred Stock

GREENWICH, Conn.--(BUSINESS WIRE)-- On October 1, 2019, Urstadt Biddle Properties Inc. (the "Company") (NYSE: UBPPRG), issued a notice of redemption to the registered holders of its 6.75% Series G Cumulative Redeemable Preferred Stock (the “Series G Preferred Stock”). The Company will redeem all 3,000,000 outstanding shares of the Series G Preferred Stock on November 1, 2019, the redemption date. The Series G Preferred Stock will be redeemed at a redemption price of $25.00 per share. Since October 31, 2019 is a regular dividend payment date for the Series G Preferred stock, no accrued and unpaid dividends are included in the redemption price.

Dividends on the Series G Preferred Stock will cease to accrue on the redemption date. From and after the redemption date, the Series G Preferred Stock will no longer be deemed to be outstanding, and all rights of the holders will terminate, except only the right of the holders to receive, from and after the redemption date, the redemption price, without interest. Because the redemption is a redemption in full, the Series G Preferred Stock will be delisted from trading on the New York Stock Exchange.

All shares of the Series G Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series G Preferred Stock will be made by Computershare Trust Company, N.A. as redemption agent. The address for the redemption agent is as follows: Computershare Trust Company, N.A., c/o Computershare Inc., 150 Royall Street, Canton, MA 02021; Attention: Reorganization Department, Phone: (800) 546-5141.

About Urstadt Biddle Properties Inc.
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 83 properties containing approximately 5.3 million square feet of space. Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 198 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.

Urstadt Biddle Properties Inc.
Willing L. Biddle, President and CEO
John T. Hayes, Senior Vice President & CFO
203-863-8200